Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-296768 on Form S-4 of our reports dated March 4, 2026 relating to the financial statements of The Real Brokerage Inc. and the effectiveness of The Real Brokerage Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 40-F of The Real Brokerage Inc. for the year ended December 31, 2025. We also consent to the reference to us under the headings “Experts” and “Independent Public Accounting Firms, Transfer Agents and Registrars” in such Registration Statement.

/s/ Brightman Almagor Zohar & Co.

Certified Public Accountants

A Firm in the Deloitte Global Network

Tel Aviv, Israel

July 7, 2026